     As Filed with the Securities and Exchange Commission on September 17, 1999
                                                      Registration No. 333-70219

================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
================================================================================
                             Washington, D.C. 20549
                                 ______________

                               AMENDMENT NO. 3 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 IJNT.NET, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                              33-0611753
(State or other jurisdiction of                              I.R.S. Employer
 incorporation or organization)                            Identification No.)

                                 2800 LAFAYETTE
                                     SUITE D
                         NEWPORT BEACH, CALIFORNIA 92663
                            TELEPHONE (949) 723-2183
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                                   Copies to:

                 BRANDON B. POWELL                CHRISTOPHER A. WILSON, ESQ.
                   GENERAL COUNSEL              PILLSBURY MADISON & SUTRO LLP
                   IJNT.net, INC.                   650 TOWN CENTER DRIVE
                   2800 LAFAYETTE                        7TH FLOOR
               NEWPORT BEACH, CA 92663        COSTA MESA, CALIFORNIA  92626-7122
                   (949) 723-2183                      (714) 436-6800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



                                               CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                             Proposed Maximum          Proposed Maximum
                                         Amount to be       Offering Price per        Aggregate Offering          Amount of
  Title of Shares to be Registered        Registered             Share (1)                Price (1)           Registration Fee
------------------------------------- ------------------- -----------------------  ------------------------  -------------------
common stock, $0.001 par value
per share issued or reserved for
issuance upon conversion of
series A preferred stock                     3,500,000(2)        $ 2.6875               $  5,375,000          $ 2,614.94
------------------------------------- ------------------- -----------------------  ------------------------  -------------------
common stock                                   500,000(3)        $ 2.6875               $  1,343,750          $   373.56
------------------------------------- ------------------- -----------------------  ------------------------  -------------------
placement agent's warrants(4)                   75,000           $    .01               $        750          $     0.21
------------------------------------- ------------------- -----------------------  ------------------------  -------------------
common stock reserved for
issuance upon exercise of
placement agents' warrants(5)                   75,000           $   2.75               $   206,250           $    57.34
------------------------------------- ------------------- -----------------------  ------------------------  -------------------
                       Total                 4,150,000                                  $10,957,000           $ 3,046.05(6)
------------------------------------- ------------------- -----------------------  ------------------------  -------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the bid and asked price for the common stock, $0.001 par value per share, as reported on the OTC Bulletin Board at December 30, 1998.
(2) Includes a presently indeterminable number of shares of common stock, estimated to be not more than 2,000,000, to be offered and sold by the selling shareholders named herein of series A preferred stock upon conversion of the series A preferred stock into common stock.
(3) To be offered and sold by the selling shareholders as a result of adjustment of the number of shares of common stock to be issued as additional shares as a result of certain events which may cause a delay or suspension of the sales of shares of common stock by the selling shareholders.
(4) Includes warrants issued to Havkit Corporation in partial consideration for its services as placement agent in connection with the purchase of the shares by the selling shareholders.
(5) The Registration Statement also covers any additional shares of common stock which may become issuable by virtue of the anti-dilution provisions of the warrants issued to the placement agent. No additional registration fee is included for these shares.
(6)   A filing fee of $3,046.05 was previously paid by the Registrant.

         Pursuant to Rule 416 under the Securities Act, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the preferred stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Dated September 17, 1999

Selling Shareholder Offering Prospectus
---------------------------------------


                                 IJNT.net, INC.
                                 2800 Lafayette
                            Newport Beach, CA 92663
                                 (949) 723-2183
                        2,500,000 SHARES OF COMMON STOCK
                             OFFERED AT MARKET PRICE

         Certain of our shareholders named on page 13 of this prospectus are offering and selling up to an estimated 4,000,000 shares of our common stock, which consist of:

                  (1) an estimated 3,500,000 shares of our common stock issued or issuable to the above-described selling shareholders upon their conversion of all of the series A preferred stock; and

                  (2) an estimated 500,000 shares of our common stock, which we may become obligated to issue to the selling shareholders as additional shares if certain events delay their ability to sell their common stock.

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

         The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell such common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers which may receive compensation or commissions for such sales.

         In addition, we have issued to Havkit Corporation warrants to 75,000 shares of our common stock in partial consideration for its services as placement agent in connection with the purchase of the shares by the selling shareholders. The warrants are exercisable at $2.25 per share and will expire on March 1, 2001.

                         OTC Bulletin Board Symbol: IJNT
                    Recent Price: $2.38 at September 14, 1999

                              ____________________

                    IJNT.net, INC. provides wireless Internet
                       access through microwave technology
                              ____________________


         A purchase of our shares involves a high degree of risk. You should purchase shares of our common stock only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 1 of this prospectus before purchasing any of our common stock from the selling shareholders.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ____________________

                               September 17, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


SOME TERMS OF THE SALE.........................................................1

HIGH RISK FACTORS............................................................. 1

THE COMPANY...................................................................11

WHERE YOU CAN FIND MORE INFORMATION...........................................11

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................11

SELLING SHAREHOLDERS..........................................................13
         Regulation D Preferred Stock and Private Equity Line of Credit
           Agreement Overview.................................................13
         Series A Preferred Stock.............................................13
         Put Rights...........................................................13
         Limitations and Conditions to Our Rights.............................14
         Termination of Obligations to Purchase Put Shares and Damages........14
         Short Sales..........................................................15
         Right of First Refusal...............................................15
         Placement Agent......................................................15
         Selling Shareholders Right of Indemnification........................15
         Stock Ownership......................................................16

PLAN OF DISTRIBUTION..........................................................17

DESCRIPTION OF SECURITIES.....................................................17
         Common Stock.........................................................17
         Preferred Stock......................................................18
         Over-the-Counter Market..............................................18
         Transfer Agent.......................................................19

LEGAL MATTERS.................................................................19

EXPERTS  .....................................................................19

INDEMNIFICATION...............................................................19

         We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act of 1934, as amended (the "Exchange Act"), including Regulation M, may apply to their sales in the market. We have furnished the selling shareholders with a copy of these rules. We have also informed the selling shareholders that they must deliver a copy of this prospectus with any sale of their shares.

                             SOME TERMS OF THE SALE

         We have sold 4,000 shares of our series A preferred stock to the selling shareholders for $1,000.00 per share. Our series A preferred stock is convertible into our common stock at any time at a conversion price equal to 80% of the average closing bid price of our common stock for the five trading days prior to the conversion, as reported by Bloomberg L.P. As of the date of this prospectus, 1,300 shares of series A preferred stock issued to the selling shareholders have been converted into a total of 676,115 shares of our common stock. If the selling shareholders converted all of their remaining outstanding shares of series A preferred stock, they would receive approximately 1,523,109 additional shares of our common stock. All such shares of common stock previously issued and to be issued upon conversion of the series A preferred stock are covered and will be resold under this prospectus.

         We may be obligated to issue up to an additional 500,000 shares of our common stock to the selling shareholders, if certain events delay their ability to sell their common stock.

         As a result, the actual number of shares that we may issue to the selling shareholders and which the selling shareholders may sell under this prospectus will depend upon the market price and trading volume of our common stock at various times. You should look at the discussion under "Selling Shareholders" for more details about these terms.

         In any event, the total number of shares which this prospectus covers will be the maximum number of shares that the selling shareholders may sell under this prospectus.

         We have also issued to Havkit Corporation warrants to purchase 75,000 shares of our common stock in partial consideration of its services as placement agent in connection with the purchase of the shares of our common stock by the selling shareholders. The warrants are exercisable at $2.25 per share and will expire on March 1, 2001.


                                HIGH RISK FACTORS

         An investment in our common stock is very risky. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors:

WE HAVE BEEN ENGAGED IN THE WIRELESS INTERNET BUSINESS FOR A VERY SHORT PERIOD OF TIME, AND THEREFORE CANNOT PREDICT OUR SUCCESS OR FUTURE PERFORMANCE WITH ANY REASONABLE DEGREE OF CERTAINTY.

         We commenced operations in January, 1997 and therefore have a limited operating history. Our operations have been limited to obtaining spectrum licenses, opening our first five market areas and obtaining financing. We cannot assure you that we will be able to open additional markets, acquire additional licenses, achieve a significant level of sales or attain profitability at any time in the future. We only recently launched our service and we cannot assure you that our services will achieve broad consumer or commercial acceptance. In order for us to generate revenues and become profitable, we must attract a large number of Internet subscribers willing to pay the monthly fees and installation costs associated with our wireless services, which are currently priced at a premium to many other online services. We cannot guarantee that large numbers of subscribers will be willing to pay this premium for our services. If we are unable to achieve or sustain broad market acceptance of our pricing levels, we may be unable to generate sufficient cashflow to meet our debt service, capital expenditure and working capital requirements. Additionally, if we are unable to establish broad market acceptance for our services, we may be unable to generate sufficient revenues from operations to become profitable. Consequently, an investment in our common stock is highly speculative. We do not guarantee any return on an investment in our common stock nor that you will be able to recover your investment.

THE CONVERSION OF THE SERIES A PREFERRED STOCK BY THE SELLING SHAREHOLDERS AND THE EXERCISE OF OUR PUT RIGHTS MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK AND SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS OF OUR COMMON STOCK.

         OUR SERIES A PREFERRED STOCK IS CONVERTIBLE AT A RATE BELOW THE PREVAILING MARKET PRICE OF THE COMMON STOCK.


         We have issued 2,700 shares of series A preferred stock, which are currently convertible into such number of shares of common stock equal to the stated value of $1,000 divided by the per share conversion price of the series A preferred stock. The per share conversion price is equal to eighty percent of the closing bid price of our common stock over the five consecutive trading days ending on the trading day immediately preceding the date that the applicable holder of the series A preferred stock elects to have shares of series A preferred stock converted. Accordingly, the series A preferred stock is convertible at a floating rate that will be below the market price of our common stock. As a result, the lower the price of our common stock is at the time the holder converts, the more shares of common stock that such holder will receive.

This right of the holders of the series A preferred stock to receive more shares of common stock at increasingly lower prices, may materially reduce the price of our common stock to the detriment of our other shareholders.

         AS WE EXERCISE OUR PUT RIGHTS, WE WILL BE REQUIRED TO ISSUE SHARES OF OUR COMMON STOCK TO SELLING SHAREHOLDERS AT A PRICE BELOW THE PREVAILING MARKET PRICE OF THE COMMON STOCK.

         Pursuant to the terms of our private line of equity arrangement with the selling shareholders, we have an option or put rights to sell shares of our common stock to the selling shareholders at 80% of the average closing bid price of our common stock for the 10 trading days prior to the date of sale, subject to certain terms and conditions. See "Selling Shareholder". The shares issuable to the selling shareholders upon exercise of our put rights will be issued at a floating rate that will be below the market price of our common stock.


         THE CONVERSION OF PREFERRED STOCK AND SALE OF MATERIAL AMOUNTS OF COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

         As the selling shareholders convert the shares of preferred stock and then sell the common stock, the common stock price may decrease due to the additional shares in the market. As the price of the common stock continues to decrease, the selling shareholders will be able to convert their preferred stock into a larger number of shares of common stock. Similarly, as the price of our common stock decreases, we will be required to issue more shares of our common stock upon exercise of our put rights for any given dollar amount invested by the selling shareholders. This may encourage short sales, which could place further downward pressure on the price of the common stock.

         THE CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF OUR PUT RIGHTS MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER HOLDERS.


         The holders of the series A preferred stock may convert and sell the full amount of the shares of common stock issuable upon conversion. As additional shares of common stock are sold, the price of the common stock may decrease and entitle the holders of the preferred stock to receive a greater number of shares of common stock upon conversion of the preferred stock. As a result, more shares of common stock will be available for sale by the selling shareholders, who may sell the full amount issuable upon conversion of the series A preferred stock. Similarly, any shares of common stock that we may issue upon exercise of our put rights will be available for sale immediately upon issuance. Accordingly, the conversion of the preferred stock by the selling shareholders and exercise of our put rights may result in substantial dilution to the interests of the other holders of the common stock.


         EXCHANGE RULES CONCERNING FUTURE PRICED SECURITIES MAY PREVENT US FROM LISTING OUR SECURITIES WHILE THE SERIES A PREFERRED STOCK AND OUR PUT RIGHTS ARE OUTSTANDING.


         As long as the series A preferred stock and our put rights are outstanding we may not meet the listing standards of any recognized exchange, including the Nasdaq SmallCap and Nasdaq National Market. Because the conversion price of the series A preferred stock is linked to a percentage discount to the future market price of our underlying common stock, and accordingly the conversion rate floats with the market price of the common stock, the series A preferred shares are considered future priced securities. The conversion of our future priced securities may be followed by a decline in our common stock price, creating additional dilution to our existing common stock shareholders. Such a price decline allows the holders of our future priced securities to convert into even larger amounts of our common stock. As a result, the holders of the series A preferred stock could obtain voting control of our company. Similarly, the shares issuable upon exercise of our put rights will be issued at a substantial discount to the market price. Consequently, recognized exchanges may not accept our securities for listing while we have future priced securities and put rights outstanding, and if accepted for listing, the conversion of our future price securities and put rights could lead to our securities being delisted.


POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT OUR OPERATING RESULTS, FINANCIAL CONDITION AND THE TRADING PRICE OF OUR COMMON STOCK.

         We cannot predict with any significant degree of certainty our quarterly revenue and operating results, which have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful and you should not rely upon them as indicators of future performance. It is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In such event, the trading price of our common stock would likely decrease.

         Our quarterly operating results may fluctuate significantly in the future due to several factors, many of which are beyond our control. These factors include the rate at which customers subscribe to our services, the prices subscribers pay for such services, subscriber turnover rates and the demand for Internet services. Additional factors that may affect our quarterly operating results generally include the amount and timing of capital expenditures and other costs relating to the expansion of our business, our or our competitors' introduction of new Internet and telecommuting services, price competition or pricing changes in the Internet, cable and telecommuting industries, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Internet, Internet media and corporate intranet. Because we rely on revenue forecasts when committing to a significant portion of our future expenditures, we may not be able to adjust our spending in the event of revenue shortfalls. Consequently, such shortfalls could have an immediate material adverse affect on our business and financial condition and operating results. We also plan on increasing our operating expenditures to fund increased sales and marketing efforts, general and administrative activities and to strengthen our infrastructure. To the extent that these expenditures are not accompanied by a commensurate increase in revenues, our business, operating results and financial condition could be materially adversely effected.

OUR NETWORK'S SCALABILITY AND SPEED ARE UNPROVEN AND ITS VIABILITY HAS NOT BEEN TESTED AT FULL CAPACITY.

         Because we only recently initiated our services, we do not know whether we will be able to connect and manage a substantial number of online subscribers at high transmission speeds. If we achieve our expected subscriber levels, we may not be able to maintain our system's superior performance. While peak downstream data transmission speeds approach 10 megabits per second, the actual downstream data transmission speeds over our system could be significantly slower due to several factors, including the type and location of content, Internet traffic, the number of active subscribers at the time and the capability of modems used by such subscribers. As subscriber penetration increases, we may need to augment our equipment in order to maintain adequate downstream data transmission speeds. A subscriber's actual data delivery speed also may be significantly lower than peak data transmission speeds due to the subscriber's hardware, operating system and software configurations. To access our service, a subscriber needs a personal computer with at least a 486 or equivalent microprocessor, 16 megabytes of main memory and the ability to support an ethernet connection. Due to the foregoing factors, as the number of subscribers to our system increases, we cannot guarantee that we will be able to achieve or maintain high-speed data transmission. Our failure to achieve or maintain high-speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, operating results and financial condition.

WE EXPERIENCE INTENSE COMPETITION IN OUR MARKETS FOR INTERNET ACCESS SERVICES, ONLINE CONTENT AND DATA TRANSMISSION SERVICES, AND WE EXPECT COMPETITION TO INTENSIFY IN THE FUTURE.


         The markets for consumer and business Internet access services, on-line content and data transmission services, are extremely competitive, and we expect that competition will intensify in the future. Our competitors and potential competitors include the following types of companies:

         o Other wireless service providers, including AT&T Corporation and Hughes Network Systems, which are developing wireless Internet connectivity, such as multichannel, multipoint distribution service, local multipoint distribution service and digital broadcast satellite.

         o National Internet service providers, such as Earthlink Network, Inc. and MindSpring Enterprises, Inc.;

         o Numerous regional and local Internet service providers, some of which have significant market share in their particular market area;

         o Established on-line information service providers, which provide basic Internet access as well as proprietary information not available through public Internet access, such as America Online, Inc.;

         o Computer hardware and software and other technology companies that provide Internet connectivity with their products, including IBM and Microsoft Corporation;

         o National long distance carriers such as AT&T Corporation, MCI WorldCom and Sprint Corporation;

         o Regional Bell operating companies and local telephone companies;

         o Cable operators, including Tele-Communications, Inc. and Time Warner Cable;

         o Internet content aggregators, such as Yahoo!, Inc., and Excite, Inc., that provide a "one-stop" shop for Internet and online users;

         o Providers of Web-hosting, co-location and other Internet-based business services, such as Verio, Inc.

         o Providers of high-speed continuous Internet access, such as UUNET Technologies, Inc., PSINet Inc., BBN ( a GTE subsidiary); and

         o Other providers of continuous high-speed Internet access including digital subscriber line services and T-1.

         Many of our competitors and potential competitors have much larger subscriber bases than ours and in some cases greater financial, technical and marketing resources. Furthermore, a number of our competitors offer a broader variety of assess and data services, including Internet access through high speed digital subscriber lines and cable modems, and may have done so for a longer periods of time. Some Internet service providers have begun to offer access to the Internet for free or at substantial discounts to prevailing access fees. Multiple Internet access providers of various type serve every local market within the region in which we participate or intend to participate.

         As a result of increased competition in our industry, vertical and horizontal integration within the Internet industry, and the recent introduction of free Internet access, we expect to encounter significant pricing pressure, which could cause us to significantly reduce the average selling price of some of our services and products. We might not be able to offset the effects of any such price reduction with an increase in the number of our customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, these factors and especially market consolidation, could result in increased price and other competition in the industry. Increased prices or other competition could result in erosion of our market share and could have a material adverse effect on our financial condition. We cannot provide you with any assurance or guarantee that we will have sufficient financial resources, technical expertise or marketing and support capabilities to compete successfully.

A FAILURE OF OUR SYSTEM COULD CAUSE INTERRUPTION OF OUR WIRELESS INTERNET SERVICES.

         Our operations are dependent upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures and similar events. The occurrence of any one or more of these events could interrupt our wireless services and materially disrupt our operations. In addition, the failure of any of our service providers to provide the communications capacity we require could interrupt our services and materially disrupt our operations. Any systems damage or failure that disrupts our operation could increase our operating costs and reduce our operating income, and could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

WE MUST RESPOND QUICKLY TO TECHNOLOGICAL DEVELOPMENTS, INTRODUCTIONS OF NEW COMPETING PRODUCTS AND SERVICES, AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE.

         The markets for consumer and business Internet access services, online content and data transmission services are characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in these rapidly evolving markets, we must continually improve the performance, features and reliability of our network, Internet content and consumer and business services, particularly in response to competitive offerings. We cannot assure you that we will be able to respond quickly, cost effectively and sufficiently to any such developments.


         The market opportunity for our wireless-based Internet services may be limited or short-lived, especially due to fundamental changes in the way that services we offer, including Internet access, may be delivered. We cannot guarantee that we will successfully achieve widespread acceptance of our wireless services before competitors offer products and services with performance features similar to our current offerings. Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results and financial condition.

         Currently, Internet access services are accessed primarily by computers connected by telephone lines. Recently, several companies have begun offering continuous, high-speed Internet access through the use of local cable television networks and cable modems. These cable modems have the ability to transmit data at substantially faster speeds than the modems traditionally used by Internet customers over phone lines. As these alternative technologies become more available to large segments of the population and as more consumers rely on these competing technologies to access the Internet and on-line services, the demand for our wireless services may decrease. We may have to modify our technologies to accommodate these developments and remain competitive. Our continued development and implementation of these technological advances may require substantial time and expense.


WE MAY BE REQUIRED TO EXPEND SUBSTANTIAL FUNDS AND INCUR ADDITIONAL LIABILITY TO IMPROVE OR ENHANCE OUR SERVICES AND PRODUCTS.

         The widespread adoption of any new Internet or telecommuting technologies or standards could require us to expend substantial funds to modify or adapt our network, products and services, and could fundamentally affect the character, viability and frequency of Internet-based advertising. As a result, such adoption of new technologies or standards could increase our operating expenses and could have a material adverse effect on our business, operating results and financial condition. In addition, we may face substantial liability for offering new Internet or telecommuting services or enhancements that contain design flaws or other defects, which also may materially adversely affect our business, operating results and financial conditions.

WE MAY BE LIMITED IN OUR ABILITY TO GAIN WIDESPREAD MARKET ACCEPTANCE FOR OUR SERVICES OR TO EXPAND OUR MARKET SHARE BECAUSE SUBSCRIBERS MUST USE SPECIALIZED EQUIPMENT TO ACCESS OUR SERVICES.

         Except for subscribers to our Houston system, each of our subscribers currently must obtain a Hybrid Networks, Inc. modem to access our services. Our ability to expand could be delayed or impaired if Hybrid Networks, Inc. or an alternative vendor is unable to supply a sufficient quantity of such modems at acceptable price and performance levels. In addition, certain wireless subscribers, depending on the geographic market, must purchase approximately $1,200 of additional capital equipment in order to access our service. Our dependence on specialized and relatively expensive equipment may impair our ability to gain widespread market acceptance for our services, which could have a material adverse effect on our business, prospects, operating results and financial condition.

MARKET ACCEPTANCE OF OUR SERVICES SUBSTANTIALLY DEPENDS UPON THE CONTINUED GROWTH OF ONLINE COMMERCE AND INTERNET USAGE.

         The markets for online commerce and Internet access services are at an early stage of development and are rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. In the case of our wireless Internet services, this uncertainty is compounded by the risks that consumers will not adopt online commerce and that an appropriate infrastructure necessary to support increased commerce on the Internet will fail to develop. Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets we have targeted. Inconsistent quality of service, the unavailability of cost-effective, high-speed service, and a limited number of local access points for corporate users, have deterred many consumers from purchasing Internet access services. In addition, the inability to integrate business applications on the Internet, and inadequate security to protect confidential information have deterred consumers. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communications, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information, or in relationships with other Internet service providers, may be reluctant and slow to adopt a new strategy that may make their existing personnel, infrastructure and relationships with other service providers obsolete. If these markets fail to develop or develop more slowly than expected, or if Internet usage decreases, our business, operating results and financial condition may be materially adversely affected.

WE MAY FACE POTENTIAL LIABILITY FOR FAILING TO PROTECT SUBSCRIBER INFORMATION AND SYSTEMS FROM UNAUTHORIZED ACCESS, COMPUTER VIRUSES AND OTHER DISRUPTIVE PROBLEMS.

         Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers in the past have experienced, and in the future may experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our or our subscribers' computer systems. This may result in our becoming liable to our subscribers and also might deter potential subscribers. Prior industry-standard security measures employed by us have been susceptible to circumvention. Accordingly, we cannot guarantee that new industry-standard security measures employed by us will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our subscribers. Any such interruptions, delays or cessation of service to our subscribers, could have a material adverse effect on our business, operating results and financial condition.

DIRECT AND INDIRECT GOVERNMENT REGULATION CAN ADVERSELY AFFECT OUR BUSINESS.

         Our services are subject to current regulations of the Federal Communications Commission with respect to the use of our wireless access. We are required to use and maintain our licenses for certain frequencies and file reports with the Federal Communications Commission. If we fail to comply with these requirements, we may lose our licenses to operate such frequencies. The loss of licenses to operate our frequencies could lead to interruption of our wireless access services and materially adversely affect our business.

         In addition, changes in the regulatory environment relating to the Internet connectivity market could affect the prices at which we may sell our services. These include regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the regional Bell operating companies or other telecommunications companies. For example, regulations recently adopted by the Federal Communications Commission are intended to subsidize Internet connectivity rates for schools and libraries, which could affect demand for our services. The FCC has also stated its intention to consider whether to regulate certain transmission services over the Internet or "telecommunications", even though Internet access itself would not be regulated. Additionally, a number of state and local government officials have also asserted the right or indicated a willingness to impose taxes on Internet-related services, including sales, use and access taxes. We cannot predict the impact, if any, that future regulation or regulatory changes might have on our business. Any changes in law or regulations directly or indirectly relating to telecommunications and the Internet, whether in the United States or abroad, could materially adversely affect our business, operating results, financial condition, prospects and ability to repay our debts.

WE MAY FACE POTENTIAL LIABILITY FOR DEFAMATORY OR INDECENT CONTENT.

         The law relating to liability of Internet service providers and online service providers for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose liability for defamatory speech and indecent materials. A recent federal statute seeks to impose liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an online service provider could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Other courts have held that Internet service providers and online service providers may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. The Telecommunications Act of 1996 prohibits, and imposes criminal penalties and civil liability for using, an interactive computer service for transmitting indecent or obscene communications. Because of the potential liability on Internet service providers or online service providers for materials carried on or disseminated through their systems, we may have to implement costly measures to reduce our exposure to such liability. Consequently, we may be required to expend substantial resources or discontinue certain product or service offerings. In addition, our business, operating results and financial conditions could be adversely affected if we become liable for information carried on our network.

OUR OFFICERS AND DIRECTORS CONTROL OUR OPERATIONS AND THEIR DECISIONS MAY NOT REFLECT THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Our officers and directors presently beneficially own 7,907,016 shares of our outstanding common stock or approximately 52.39% of the outstanding common stock as of December 31, 1998. As a result, such persons are able to elect a majority of the Board of Directors, to dissolve, merge, or sell our assets, and to direct and control our operations, policies and business decisions. This relationship may result in decisions that do not reflect the best interests of our other shareholders.

NO BROAD PUBLIC MARKET FOR OUR COMMON STOCK EXISTS AND ONE MAY NOT DEVELOP IN THE FUTURE.

         Presently, a broad public market for our common stock does not exist, and there can be no assurance that a broad public market for our common stock will develop or be sustained in the near future. The absence of a broad public market could severely affect the liquidity of our common stock by limiting the ability of broker/dealers to buy and sell our common stock. In turn, the absence of a public market and the lack of liquidity may materially adversely affect the price of our common stock.


THE MARKET PRICE OF OUR SHARES OF COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

         Many factors may adversely affect the market price for our common stock following this offering, including:

         o        the demand for our common stock;

         o        the number of market makers for our common stock;

         o investor perception of the Internet, the Internet industry generally and the Internet service provider industry in particular;

         o        general technology or economic trends;

         o revenues and operating results failing to meet or surpass the expectations securities analysts or investors in any quarter; and

         o changes in securities analysts' estimates or general market conditions.

         In recent years, the stock market has experienced extreme price and volume fluctuations that have had a substantial effect on the market prices for many computer, Internet and emerging growth companies such as ours, which may be unrelated to the operating performances of the specific companies. Companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and have an adverse effect on our business, financial condition and results of operations. In addition, holders of shares of our common stock could suffer substantial losses as a result of fluctuations and declines in the stock price.

ECONOMIC DOWNTURNS AND CHANGES IN MARKET CONDITIONS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Use of our services and the demand for personal computers are dependent upon general economic conditions. During recent years, segments of the personal computer industry have experienced significant economic downturns characterized by decreased product demand and price erosion. Any such economic downturn or changes in market conditions could reduce the demand for our wireless Internet services and could materially adversely affect our business, operating results and financial condition.


IF WE ARE UNABLE TO QUALIFY FOR EXCHANGE LISTING, THE LIQUIDITY OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED.

         We intend to list our common stock on The Nasdaq SmallCap Market(sm) upon completion of our next round of financing. We cannot guarantee, however, that we will satisfy and maintain the requirements for listing and continued listing on The Nasdaq SmallCap Market(sm), as intended or at any time in the future. In order to qualify for a listing on The Nasdaq SmallCap Market(sm), a company must have at least $4,000,000 in net tangible assets, at least 300 shareholders and a minimum bid price of $3.00 per share. If we are unable to satisfy and maintain Nasdaq's listing criteria and our common stock is not listed as intended, any trading in our common stock will continue to be conducted in the over-the-counter market or over the NASD's "Electronic Bulletin Board", which was established for securities that do not meet The Nasdaq SmallCap Market(sm) listing requirements. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities. These factors could result in lower prices and larger spreads in the bid and ask prices of our common stock.

         In addition, if our common stock is not quoted on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("Nasdaq"), or if we fail to maintain at least $2,000,000 in net tangible assets, trading in our common stock would be covered by Rule 15c2-6 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transactions prior to sale. Accredited investors generally include institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 jointly with their spouse. Securities are exempt from this rule if their market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share.


         If we are unable to qualify for exchange listing, our common stock may be subject to additional disclosure requirements relating to penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990. Unless exempt, the rules adopted by the Securities and Exchange Commission require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concerns involving the penny stock market, the nature of such markets, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and if the broker/dealer is the sole market-maker, the broker/dealer must disclose this fact and its control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Our stock is likely to be less in demand if it is subject to the requirements under Rule 15c2-6 or those relating to penny stocks, and these requirements will limit the ability of broker-dealers to sell our stock. As a result, the price of our stock could be adversely affected if we are unable to qualify for exchange listing and our stock is subject to these additional requirements.

OUR BOARD'S ABILITY TO AUTHORIZE THE ISSUANCE OF ADDITIONAL PREFERRED STOCK WITHOUT SHAREHOLDERS APPROVAL AND CERTAIN ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW COULD PREVENT A THIRD PARTY FROM ACQUIRING YOUR SHARES OF STOCK AT A PREMIUM.

         We are authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000 shares have been designated series A preferred stock. All 2,000 shares of series A preferred stock are issued and outstanding. The Board of Directors has the authority to issue additional shares of preferred stock with voting and other rights superior to those of the common stock. The Board's ability to issue additional shares of preferred stock would make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control would result in the purchase of your shares at a premium to the market price.

         In addition, the Delaware General Corporation law may similarly discourage takeover attempts that are not approved by our Board of Directors. The Delaware General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between us on the one hand and another company which is, or is an affiliate of, a beneficial holder of 15% or more of our voting power, for three years after the acquisition of the voting power, unless our Board of Directors pre-approves the acquisition of the voting power or the transaction is approved by a majority of our other stockholders. The provisions prohibiting interested stockholder transactions could also preserve management's control over our operations. As a result, you may be unable to sell your shares at a premium to the market price.


OUR ABILITY TO EXPAND OUR WIRELESS INTERNET SERVICES INTO ADDITIONAL MARKETS WILL DEPEND ON THE AVAILABILITY OF ADDITIONAL CAPITAL ON SATISFACTORY TERMS.

         Our business is capital intensive. Because we intend to continue our expansion efforts into additional markets, we may be required to seek additional capital in the future through equity or debt financings or credit facilities in order to fund such growth. We have no commitments for such additional financing other than the commitment from the selling shareholders to purchase up to $8,000,000 of our common stock under certain terms and conditions, as described below in "Selling Shareholders." We cannot guarantee that we will be successful in obtaining such additional financing or that it will be available on satisfactory terms when needed. If we are unable to obtain such additional funding in a timely manner, we may be unable to expand into additional markets and implement our business plan.


OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE EFFECTIVELY OUR GROWTH AND EXPANDED OPERATIONS.

         Rapid growth or expansion of our services will place a significant strain on our managerial, operating, financial and other resources, which we may not be equipped to manage successfully. Our future performance will depend, in part, on our management's ability to manage growth effectively. This will require us to implement financial controls systems and management information systems capabilities, to develop our operating, administrative, financial and accounting systems and controls, to maintain close coordination among engineering, accounting, finance, marketing, sales and operations, and to hire and train additional technical and marketing personnel. Our inability to manage effectively our growth and expanded operations could increase our operating costs and reduce our operating income, and could have a material effect on our business and financial condition.

SALES OF RESTRICTED SHARES OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


         As of December 31, 1998, we had 15,091,766 shares of common stock outstanding. All but 1,356,377 of such shares are "restricted securities," as that term is defined by Rule 144 under the Securities Act. Under Rule 144, a person who holds restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 could adversely affect the prevailing market price of our common stock.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK IN THE NEAR FUTURE.


         The holders of common stock are entitled to receive dividends when, and if, declared by our Board of Directors out of funds legally available for the payment of such dividends. To date, we have not paid any cash dividends. Our Board of Directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain any and all earnings for use in our business operations. Since we may be required to obtain additional financing, it is likely that the terms of such financing will impose restrictions on our ability to declare any dividends. As a result, it is unlikely that you will receive any dividends or distributions in the near future.

                                   THE COMPANY

         We are engaged in the business of providing wireless Internet Access through microwave technology. We also offer dial-up Internet access, web site design and web hosting services. We currently offer one-way wireless, two-way wireless, dial-up Internet access and web site design and hosting services from our system in Salt Lake City, Utah and all of the foregoing except two-way wireless Internet access from our system in Beaumont, Texas. From our Houston, Texas system we currently offer dial-up Internet access and are in the process of designing a wireless system to be installed in Houston. We recently commenced providing service in San Francisco and Orange County, California, and we intend to continue exploring opportunities in other markets.

         We were incorporated in the State of Delaware on June 11, 1992 under the name PicoMetrix, Inc. On August 8, 1997, we acquired all of the issued and outstanding stock of InterJet Net, Inc. In connection with this acquisition, we changed our name to InterJet Net Corporation. Subsequently, on September 24, 1998, we changed our name to IJNT.net, INC.

         Our executive offices are located at 2800 Lafayette, Suite D, Newport Beach, California 92663. Our telephone number is (949) 723-2183; our facsimile number is (949) 723-2192.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the selling shareholder sells all the shares. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (Registration No.
333-70219).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          1.   Annual Report on Form 10-KSB for the year ended March 31, 1999.
          2. Quarterly Report on Form 10-QSB for the three months ended June 30, 1999.
          3. Amendment No. 1 to Annual Report on Form 10-KSB for the year ended March 31, 1999.
          4. All documents that are filed in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.
         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  General Counsel
                  IJNT.net, INC.
                  2030 Main Street, Suite 620
                  Irvine, California  92614
                  Telephone No.: (949) 798-1120

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make any offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              ____________________


         Except for historical information contained herein, the matters set forth in this prospectus are forward looking and involve a number of risks and uncertainties. Our actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "High Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-KSB Annual Report filed for the fiscal year ended March 31, 1998, as well as those discussed elsewhere in our other public filings with the Securities and Exchange Commission. Forward looking statements include our statements regarding liquidity, anticipated cash needs and availability, and anticipated expense levels in "Management's Discussion and Analysis of Financial Condition and Results of Operations." All forward looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward looking statements. It is important to note that our actual results could differ materially from those in such forward looking statements.

                              SELLING SHAREHOLDERS

REGULATION D PREFERRED STOCK AND PRIVATE EQUITY LINE OF CREDIT AGREEMENT
OVERVIEW


         On December 4, 1998 (the "Subscription Date"), we entered into a Preferred Stock and Private Equity Line of Credit Agreement (the "Subscription Agreement") and a Registration Rights Agreement with Sovereign Partners Limited Partnership, Dominion Investment Fund, LLC, and Dominion Capital Fund, Ltd. (collectively, the "Selling Shareholders"). Pursuant to the Subscription Agreement, we sold to the Selling Shareholders an aggregate of 4,000 shares of series A preferred stock for an aggregate purchase price of $2,000,000.

         The Subscription Agreement also provides us with certain put rights entitling us to require the Selling Shareholders to purchase up to $8,000,000 of our common stock from time to time during an eighteen-month period beginning thirty days after the effective date of a current registration statement covering the resale of such sales. We are not registering the resale of any shares issuable upon exercise of our put rights under this prospectus.


SERIES A PREFERRED STOCK

         The Selling Shareholders may convert the series A preferred stock into shares of common stock at any time during a two-year period commencing on the Subscription Date. See "Description of Securities -- Preferred Stock."

PUT RIGHTS


         In order to exercise a put right, we must have an effective and current registration statement, registering the resale of shares of common stock issued to the Selling Shareholders upon exercise of such put right. We are not registering under this prospectus the resale of any shares issuable upon exercise of our put rights. During the commitment period specified in the Subscription Agreement we may give 30 trading days advance notice to any Subscriber of the date on which we intend to exercise a particular put right. In general, the commitment period will last until such time as the Selling Shareholders shall have purchased shares of common stock upon exercise of our put rights for an aggregate purchase price of $8,000,000, unless the Subscription Agreement is sooner terminated. The notice of exercise of our put rights must indicate:


          (1) that the person whose signature appears on such notice is our duly elected and authorized officer;

          (2) that our representations and warranties, as set forth in the Subscription Agreement, are true and correct in all material respects as though made on and as of the date of such notice;

          (3) that we have performed in all material respects all of the conditions, covenants and agreements to be performed by us on or prior to the closing date related to the notice and have complied in all material respects with all obligations and conditions contained in the Subscription Agreement; and

          (4) the aggregate dollar amount to be invested by the Selling Shareholders for the purchase of shares upon exercise of any put right as notified by us to the Selling Shareholders, in accordance with the Subscription Agreement.


         The aggregate amount invested at any one time by any one subscriber may not be less than $100,000 nor exceed an amount determined pursuant to the Subscription Agreement, which corresponds to the average daily trading volume for our common stock during the 30 days immediately preceding the date on which we shall have delivered notice of our intent to exercise a put right and the closing bid price on such date.


         For each share so purchased, the Selling Shareholders will pay us a price equal to 80% of the average closing bid prices of our common stock over the 10 trading days immediately preceding the closing date of the purchase.

LIMITATIONS AND CONDITIONS TO OUR RIGHTS

         If we fail to comply with the provisions relating to the put rights contained in the Subscription Agreement on two separate occasions, we shall have waived our right to exercise a put right at any time thereafter.

         If the rules of the principal trading market of the common stock require, we are required to seek stockholder approval for any below market price issuance of our common stock to the Selling Shareholders in excess of twenty percent (20%) of the number of shares of our common stock outstanding as of the related subscription date. If we are unable to obtain stockholder approval, or if a meeting for obtaining such approval is not held prior to the 45th day after the date we first become subject to such requirement, we are required to seek a waiver from the principal trading market of our common stock for such issuance. If we do not obtain such a waiver within ten days after the end of the 45-day period, we must pay to the Selling Shareholders a cash amount equal to the value of the excess shares issuable to the Selling Shareholders. Such cash amount will be determined by the number of such excess shares multiplied by the closing bid price for the 10th trading day after the end of the 45-day period.

TERMINATION OF OBLIGATIONS TO PURCHASE PUT SHARES AND DAMAGES

         The obligation of the Selling Shareholders to purchase shares shall terminate permanently in the event that either:


                  (1) there shall occur any stop order or suspension of the effectiveness of the registration statement covering the resale of shares issuable upon exercise of our put rights for an aggregate of 10 trading days during the period during which they have committed to purchase such shares, for any reason other than deferrals or suspensions in accordance with the registration rights agreement as a result of corporate developments subsequent to the Subscription Date that would require such registration statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act and any relevant regulations promulgated thereunder; or

                  (2) we fail at any time to:

                      (A) continue to reserve and keep available at all times, free of preemptive rights, shares of common stock for the purpose of enabling us to satisfy any obligation to issue shares to the Selling Shareholders in connection with any put right;

                      (B) maintain the listing of our common stock on the OTC Bulletin Board or other principal trading market of our common stock, and as soon as practicable list the shares purchased in connection with the exercise of any put right on the OTC Bulletin Board or other principal trading market;

                      (C) if we apply to have the common stock traded on any other principal trading market, include in such application shares purchased in connection with the exercise of any put right, and take such other action as is necessary or desirable in the opinion of the Selling Shareholders to cause the common stock to be listed on such other principal trading market as promptly as possible;

                      (D) continue the listing and trading of our common stock on the principal trading market of our common stock, including, without limitation, maintaining sufficient net tangible assets, and comply in all respects with our reporting, filing and other obligations under the bylaws or rules of such principal trading market;

                      (E) cause our common stock to continue to be registered under Section 12(b) of the Exchange Act, comply in all respects with our reporting and filing obligations under the Exchange Act, and refrain from taking any action or filing any document to terminate or suspend such registration or to terminate or suspend our reporting and filing obligations under the Exchange Act; or

                      (F) take all steps necessary to preserve and continue our corporate existence.

SHORT SALES

         The Selling Shareholders and their affiliates may not make short sales of our common stock.

RIGHT OF FIRST REFUSAL

         The Selling Shareholders have the right of first refusal for a period of 5 days after our delivery to the Selling Shareholders of written notice of our intention to offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant any option to purchase, or other disposition) any of our equity or equity equivalent securities or any instrument that permits the holder thereof to acquire shares of common stock at any time prior to the expiration of the period during which the Selling Shareholders have committed to purchase shares in connection with our put rights, except as to:

         (1) the granting of options or warrants to employees, officers and directors, and the issuance of shares of common stock upon exercise of options granted under any stock option plan that we may have duly adopted;

         (2) shares issued upon exercise of any currently outstanding warrants or options, and

         (3) shares issued in a bona fide public offering by us of our securities.

         Any such notice shall fully describe the transaction, the gross proceeds raised thereby, the potential investor in such transaction and a term sheet of the proposed transaction.

         The Selling Shareholders must notify us within five business days after receipt of such notice of their intention to participate in such financing on substantially the same terms as set forth in our notice to them, subject to the completion of mutually agreeable documentation. If the Selling Shareholders do not exercise their right of first refusal the Selling Shareholders shall have the right, from then on, to refuse any notice of our intention to exercise a put right, which we subsequently serve upon them.

PLACEMENT AGENT AND ESCROW AGENT

         Havkit Corporation is acting as placement agent for this transaction and is indirectly related to the Selling Shareholders. In consideration for its services, the placement agent is entitled to receive a cash fee of up to 8.75% for the first $2,000,000 we received on the Subscription Date. Subsequently, the placement agent is entitled to receive on the closing date of the purchase of shares in connection with the exercise of each put right, 9.25% of the amount invested by the Selling Shareholders in connection with such purchase. The third party escrow agent for this transaction is entitled to receive, in consideration for its services, an initial fee of $25,000 on each such closing date, .75% of the amount invested for legal, administrative and escrow fees. In addition, we have issued to the placement agent warrants to purchase up to 75,000 shares of our common stock at an exercise price of $2.25 per share. The warrants issued to the placement agent will expire on March 1, 2001.

SELLING SHAREHOLDERS RIGHT OF INDEMNIFICATION

         We are obligated to indemnify the Selling Shareholders from all liability and losses resulting from any misrepresentations in or breaches by us of the Subscription Agreement, the registration rights agreement or any other related agreement, or the registration statement relating to this prospectus.

STOCK OWNERSHIP

         The following table sets forth as of September 15, 1999: (1) the name of the Selling Shareholder and the placement agent; (2) the amount of common stock held directly or indirectly by the Selling Shareholders, assuming the company exercise all put rights and all series A preferred shares are converted into common stock and the exercise of the placement agent's warrants; (3) the percentage of common stock beneficially owned by the Selling Shareholders and the placement agent; (4) the number of Shares to be offered; and (5) the number of shares to be owned after the offering, assuming all shares offered are sold.

         As of September 15, 1999, we had issued approximately 17,300,000 shares of our common stock.

                                                            Percentage                     Shares to be
Name and Address of                       Number of        Beneficially     Shares to       Owned After
Selling Shareholders                   Shares Owned(1)        Owned         Be Offered        Offering
--------------------                   ---------------     ------------     ----------     -------------
Sovereign Partners LP (2)                  704,585                4.07%        704,585           -0-
Dominion Investment Fund, LLC (3)          541,716                3.13%        541,716           -0-
Dominion Capital Fund, Ltd.(4)           1,354,709                7.80%      1,354,709           -0-
Havkit Corporation(5)                       75,000                  *           75,000           -0-


----------
 *  Less than one percent.
(1) The Certificate of Determination for the series A preferred stock provides that each Selling Shareholders agrees not to convert any portion of the Series A preferred stock if such conversion would result in such Selling Shareholders beneficially owning more than 4.99% of the then outstanding share of common stock immediately following such conversion. This limitation shall not interfere with any selling shareholder's right to convert any portion of the series A preferred stock into more than 4.99% of the then outstanding share of common stock in the aggregate, over time, and is not intended to mean that each selling shareholder is limited in its conversion to an aggregate total of no more than 4.99% of then outstanding shares of common stock. This restriction does not apply in the event of an automatic conversion. See "Description of Securities--Series A Preferred Stock."
(2) Includes up to: (i) 74,333 shares of common stock issued upon conversion of previously issued series A preferred stock; and (ii) 735,294 shares of common stock that could be issued upon the conversion of the series A preferred stock exercisable for a two-year period at an assumed conversion price equal to 80% of $2.38 per share. Does not include an indeterminate number of shares of common stock that could be issued to the Selling Shareholders as a result of adjustment in the number of shares to be issued as additional shares upon the occurrence of certain events which may cause a delay or suspension of the sales of shares. Address is c/o Southridge Capital Management, 90 Grove Street, Suite 1, Ridgefield, CT 06877. Sovereign Partners LP is beneficially owned and controlled by Stephen Hicks and Daniel Pickett.
(3) Includes up to: (i) 16,506 shares of common stock issued upon conversion of previously issued shares of series A preferred stock; and (ii) 525,210 shares of common stock that could be issued upon the conversion of the series A preferred shares exercisable for a two-year period at an assumed conversion price equal to 80% of $2.38 per share. Does not include an indeterminate number of shares of common stock that could be issued to the Selling Shareholders as a result of adjustment in the number of shares to be issued as additional shares upon the occurrence of certain events which may cause a delay or suspension of the sales of shares. Address is c/o Citco Fund Services, Bahamas Financial Center, 3rd Floor, Shirley & Charlotte Streets, CB 13136, Nassau, Bahamas. Dominion Investment Fund, LLC is 100% owned Livingston Asset Management Ltd. and controlled by David Simms.
(4) Includes up to: (i) 585,276 shares of common stock issued upon conversion of previously issued shares of series A preferred stock; and (ii) 769,433 shares of common stock that could be issued upon the conversion of the series A preferred shares exercisable for a two-year period at an assumed conversion price equal to 80% of $2.38 per share. Does not include an indeterminate number of shares of common stock that could be issued to the Selling Shareholders as a result of adjustment in the number of shares to be issued as additional shares upon the occurrence of certain events which may cause a delay or suspension of the sales of shares. Address is c/o Citco Fund Services, Bahamas Financial Center, 3rd Floor, Shirley & Charlotte Streets, CB 13136, Nassau, Bahamas. Dominion Capital Fund, LTD. is 100% owned Livingston Asset Management
     Ltd. and controlled by David Simms.
(5) Includes up to 75,000 shares of common stock that could be issued upon the exercise of the placement agent warrants at an exercise price of $2.25 per share and expiring on March 1, 2001.

         We have agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the shares of common stock covered by this Prospectus. These include, all expenses and fees of preparing, filing and printing the Registration Statement and mailing of these items. We will not pay selling commissions and expenses for any sales by the Selling Shareholders. We will indemnify the Selling Shareholders against civil liabilities including liabilities under the Securities Act.

                              PLAN OF DISTRIBUTION

         Our common stock may be sold by the Selling Shareholders, or by other successors in interest. The sales may be made on one or more exchanges or in the over-the-counter market, or at prices related to the then current market price, or in negotiated transactions.

         Our common stock may be sold by one or more of the following methods, including, without limitation:

         (1) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal;

         (2) purchases by a broker or dealer as principal and resale by such broker or dealer;

         (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (4) face-to-face or other direct transactions between the Selling Shareholders and purchasers without a broker-dealer or other intermediary.


         In making sales, broker-dealers, or agents engaged by the Selling Shareholders may arrange for other broker-dealers or agents to participate. Such broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. These broker-dealers and agents and any other participating broker-dealers or agents, as well as the Selling Shareholders and the placement agent, will be considered to be "underwriters" within the meaning of the Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 may be sold under Rule 144 rather than by this prospectus.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue up to 20,000,000 shares of common stock, par value $.001 per share, of which approximately 17,300,000 shares were outstanding as of September 15, 1999. We are also authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.001 per share, of which 4,000 shares have been designated series A preferred stock. All such shares of series A preferred stock had been issued and 2,700 shares were outstanding as of the date of this prospectus.

COMMON STOCK

         Subject to the dividend rights of the holders of preferred stock, holders of shares of common stock are to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding preferred stock.

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

         Our Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $.001 per share. The Board of Directors has the authority without any further action by our shareholders to issue any or all of the authorized shares of preferred stock in one or more series and to establish the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.


         Presently we have authorized 4,000 shares of series A preferred stock, all of which are outstanding.


         SERIES A PREFERRED STOCK

         We established the series A preferred stock on December 1, 1998. The series A preferred stock has a par value equal to $.01 per share. The series A preferred stock is immediately convertible into such numbers of shares of common stock determined by dividing the stated value of the series A preferred stock by the conversion price. The stated value of the series A preferred stock is $1,000 per share, as stated in the Certificate of Designation. The Certificate of Designation provides that the conversion price shall be equal to eighty percent (80%) of the closing bid price per share of our common stock over the five consecutive trading days ending on the trading day immediately preceding the date the applicable holder of the series A preferred stock elects to have shares of series A preferred stock converted. If all outstanding shares of series A preferred stock have not been converted prior to the second anniversary of the date issuance, then the series A preferred stock shall be automatically converted on the second anniversary date as if the holder voluntarily elected such conversion.


         Existing holders of the series A preferred stock are entitled to receive shares of common stock that may be resold pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Assuming an effective registration covers the resale of such shares of common stock, the 2,700 outstanding shares of series A preferred stock would convert into an aggregate of approximately 1,523,109 shares of our common stock (at an applicable conversion price of approximately $1.90 per share or 80% of $2.38 per share), as of the date of this prospectus. The beneficial conversion feature of the Series A preferred stock is reflected on the balance sheet as an increase to the recognized par value of the series A preferred stock and a corresponding reduction to additional paid-in capital in the same amount. See "Statements of Changes in Stockholders' Equity" and Note 10 to our company's financial statement included in Amendment No. 1 to our Annual Report on Form 10-KSB.


         Holders of the series A preferred stock shall be entitled to receive a dividend, payable in cash or unrestricted shares of series A preferred stock, at our option, on each share of series A preferred stock held by such holders in an amount equal to eight percent (8%) per annum of the series A liquidation preference on the conversion date of such shares of series A preferred stock. The series A liquidation preference is $1,000 per share, as specified in the Certificate of Designation.

         Holders of shares of the series A preferred stock are not entitled to vote on any matters presented to our shareholders for approval, except as required by law. Holders of the series A preferred stock will be entitled to receive $1,000 per share, upon our liquidation, dissolution or winding up. This payment shall be prior to our payment of any amounts to the holders of common stock or other shares of our stock which are junior to the series A preferred stock.

OVER-THE-COUNTER MARKET

         Our common stock is currently listed on the OTC Bulletin Board. We intend to list our common stock on The Nasdaq SmallCap Market(sm), and believe that we will be able to satisfy and maintain its current and proposed entry standards following our next round of financing.

         Prior to such future financing, or if we are unable to satisfy and maintain the requirements for listing on The Nasdaq SmallCap Market(sm) following such financing, trading, if any, of our shares, will continue to be conducted in the over-the-counter market in the OTC Bulletin Board. Consequently, our shares may be subject to Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers, "accredited investors" or institutional accredited investors. Accredited investors are generally defined to include individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to consummating the sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and affect the ability of holders to sell our shares in the secondary market.

TRANSFER AGENT

         The Transfer Agent for our shares of common stock is Executive Registrar & Transfer Agency, Post Office Box 56517, Phoenix, Arizona 85079-6517, and their telephone number is (602) 415-1273.

                                  LEGAL MATTERS

         Certain legal matters in connection with the common stock being offered hereby will be passed upon by Pillsbury Madison & Sutro LLP, 650 Town Center Drive, 7th Floor, Costa Mesa, California, 92626-7122.

                                     EXPERTS

         The consolidated financial statements of IJNT.net, INC. appearing in IJNT.net, INC.'s Annual Report (Form 10-KSB) for the year ended March 31, 1998, have been audited by Smith & Company, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

         A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

         Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

         Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, all of which are being paid by us, in connection with this offering.

                  Registration fee................................$   2,988.50*
                  Legal fees and expenses.........................   22,500.00*
                  Accounting fees and expenses....................    2,500.00*
                  Printing expenses...............................    2,500.00*
                  Miscellaneous...................................    2,500.00*
                                                                  --------------
                           TOTAL .................................$  32,988.50*

----------------
*    Estimated.


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

         A corporation may indemnify against expenses (including attorney's fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

         Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys' fees) actually and reasonably incurred by him or her.

         Insofar as indemnification for liabilities arising under the Act is permitted as to directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.

ITEM 16.          EXHIBITS.

EXHIBIT           DESCRIPTION
-------           -----------

   4(i)           Certificate of Designation for Series A Convertible Preferred
                  Stock.**

   4(ii)          Specimen Certificate for Series A Convertible Preferred
                  Stock.**

   5 Opinion of Pillsbury Madison & Sutro, LLP, as to the validity of the securities being registered.**

   23             Consent of Independent Certified Public Accountants.*

   27(i)          Financial Data Schedule.***
-----------
*    Filed herewith.

** Previously filed with Amendment No. 2 to the Registrant's Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission on July 30, 1999.

*** Filed with Amendment No. 1 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999.

ITEM 17.          UNDERTAKINGS.

         (a)      The undersigned company hereby undertakes:

                  (i) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (ii) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

                  (iii) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Irvine and the State of California, on this 17th day of September, 1999.


                                          IJNT.net, INC.



                                          By: /s/   JON H. MARPLE
                                              ----------------------------------
                                              Jon H. Marple
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                               TITLE                                               DATE
---------                               -----                                               ----


/s/  JON H. MARPLE                      Chairman of the Board of Directors,          September 17, 1999
------------------------------          Chief Executive Officer and Chief
Jon H. Marple                           Financial Officer



/s/   MARY E. BLAKE                     Director                                     September 17, 1999
------------------------------
Mary E. Blake



/s/   JEFFREY R. MATSEN                 Director                                     September 17, 1999
------------------------------
Jeffrey R. Matsen
